195 Church Street
New Haven, CT 06510
www.newalliancebank.com
PRESS RELEASE

Contact:
Brian S. Arsenault
Executive Vice President
NewAlliance Bank
203 789 2733

NewAlliance Announces Meeting Results

New Haven, Connecticut, April 27, 2005 - NewAlliance Bancshares, Inc. (NYSE: NAL) today held its first Annual Meeting of Shareholders at the Radisson Cromwell Hotel. At the meeting, voting results were announced for the proposals on the shareholders’ proxies.

Four members of the Board of Directors were voted in for three-year terms: Roxanne J. Coady, Founder and President of R.J. Julia Booksellers, Ltd., John F. Croweak, Retired Chairman, Anthem Blue Cross and Blue Shield of Connecticut, Sheila B. Flanagan, Executive Director, SBM Charitable Foundation, Inc. and Richard J. Grossi, Retired Chairman and CEO, the United Illuminating Company. Each will serve until the Annual Meeting of Shareholders in 2008.

Shareholders also voted to approve the 2005 Long-term Compensation Plan and to ratify PricewaterhouseCoopers as the independent auditors for 2005.

At March 31, 2005, NewAlliance Bancshares, the parent company of NewAlliance Bank, had $6.5 billion in assets and operated 64 banking offices. In addition to offering a full range of consumer and commercial banking products and services, NewAlliance Bank also provides trust services and investment and insurance products and services. The Bank’s website is at www.newalliancebank.com. Shareholders are particularly encouraged to visit the investor relations section of the website.